Exhibit 18.1

May 3, 2017

Board of Directors

CommScope Holding Company, Inc.

1100 CommScope Place, SE

Hickory, NC 28602

Ladies and Gentlemen:

Note 1 of Notes to the Condensed Consolidated Financial Statements of CommScope Holding Company, Inc. (the “Company”) included in its Form 10-Q for the three-month period ended March 31, 2017 describes a voluntary change in the fiscal period end of the Broadband Network Solutions business from fiscal periods ending the last Friday of each reporting period to calendar period ends. There are no authoritative criteria for determining a 'preferable' fiscal period end based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.  We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2016, and therefore we do not express any opinion on any financial statements of the Company subsequent to that date.

Very truly yours,

/s/ Ernst & Young LLP

Charlotte, North Carolina